Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 33-19228 on Form N-1A of our report dated December 18, 2020, relating to the financial statements and financial highlights of the Calamos Growth Fund, Calamos Select Fund (formerly, Calamos Opportunistic Value Fund), Calamos International Growth Fund, Calamos Evolving World Growth Fund, Calamos Global Equity Fund, Calamos Growth and Income Fund, Calamos Global Growth and Income Fund, Calamos Convertible Fund, Calamos Total Return Bond Fund, Calamos High Income Opportunities Fund, Calamos Market Neutral Income Fund, Calamos Dividend Growth Fund, Calamos Global Convertible Fund, Calamos Hedged Equity Fund, Calamos Phineus Long/Short Fund, Calamos Short-Term Bond Fund, Calamos Timpani SMID Growth Fund, and Calamos Timpani Small Cap Growth Fund, each a series of Calamos Investment Trust, appearing in the Annual Report on Form N-CSR of Calamos Investment Trust for the year ended October 31, 2020, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in the Statement of Additional Information, which are part of such Registration Statement.

/S/Deloitte & Touche LLP

Chicago, Illinois

February 23, 2021